UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 24, 2004 (November 22, 2004)

THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23378	74-2482571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)

(636) 728-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance-Sheet Arrangement of a Registrant

On November 22, 2004, Thermadyne Industries, Inc., Thermadyne Holdings Corporation, their domestic subsidiaries and certain of their foreign subsidiaries executed the Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with General Electric Capital Corporation as Agent and Lender and GECC Capital Markets Group, Inc. as Lead Arranger.  The Amended Credit Agreement has a five year maturity, adds the Company’s foreign subsidiaries in Australia, the United Kingdom and Canada (the “Foreign Subsidiary Parties”) as credit collateral parties and changes the determination of the borrowing base from a cash flow-based formula to an asset-based formula.

Under the Amended Credit Agreement, the total loan commitment was increased from $70.0 million to $91.3 million (subject to the limitation described below), with an increase in the revolving loan commitment to $80.0 million from $50.0 million and a decrease in term loan commitments from $20.0 million to $11.3 million.  The amended term loan commitments consist of a $9.3 million Term A loan and a maximum $2.0 million Delayed Draw Term Loan dependent upon the final evaluation of certain real property located in Australia.  The Amended Credit Agreement also increases the amount of letters of credit that can be issued from $20.0 million to $25.0 million.  The Amended Credit Agreement is secured by substantially all of the assets of the Company’s domestic subsidiaries and Foreign Subsidiary Parties, including a pledge of the capital stock of substantially all of the Company’s subsidiaries, subject to certain limitations with respect to foreign subsidiaries.  Borrowing under the revolving loan commitment may not exceed 85% of eligible receivables plus the lesser of (i) 85% of the net orderly liquidation value of eligible inventories or (ii) 65% of the book value of inventories less customary reserves.  The Amended Credit Agreement contains financial covenants, including minimum levels of EBITDA (determined on a consolidated basis) and other customary provisions.  In connection with the Amended Credit Agreement, the Foreign Subsidiary Parties granted second security interests in their assets to the lenders under the Company’s $20 million Second Lien Facility due July 22, 2005 (the “Second Lien Facility”) and guaranteed the Company’s $175 million 9 1/4% of Senior Subordinated Notes.

Interest rates on the Amended Credit Agreement have been reduced to, at the Company’s option, LIBOR plus 2.25% or the prime rate plus 0.5% on the revolving facility, and LIBOR plus 2.50% or the prime rate plus 0.75% on the term loan facilities.  All of these percentages are subject to an interest rate grid and will decline if certain conditions are met.  Principal payments on the term loan facilities are equal quarterly payments based on seven-year amortization, with the remaining amount paid at maturity.  Unused portions of the revolving credit facility bear interest at the rate of 0.5% per annum.

The Amended Credit Agreement limits total borrowings under the facility to $75.0 million until the Second Lien Facility is paid or refinanced with long-term debt and requires that the Second Lien Facility be paid or refinanced 60 days before maturity.  The Amended Credit Agreement does under certain conditions, allow for the use of the revolving facility to repay the Second Lien Facility.

As of November 22, 2004, the borrowing base allows for $59.1 million in borrowings under the revolving facility of which $23.1 million is drawn and $11.2 million is being utilized for standby letters of credit, leaving availability of $24.8 million.

A copy of the Amended Credit Agreement is filed herewith as Exhibit 4.1

Item 9.01.              Financial Statements and Exhibits

(c)           Exhibits

Exhibit Number	Description

4.1

Second Amended and Restated Credit Agreement dated November 22, 2004 among Thermadyne Industries, Inc., certain of its affiliates, General Electric Capital Corporation as agent and lender and the lenders party thereto.

4.2	Amendment No. 2 and Joinder Agreement dated November 22, 2004 among Thermadyne Industries, Inc., the other borrowers named therein, and Credit Suisse First Boston, as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2004

THERMADYNE HOLDINGS CORPORATION

By:	/s/ James H. Tate
James H. Tate
Senior Vice President and Chief Financial Officer

EXHIBITS INDEX

Exhibits

4.1

Second Amended and Restated Credit Agreement dated November 22, 2004 among Thermadyne Industries, Inc., certain of its affiliates, General Electric Capital Corporation as agent and lender and the lenders party thereto.

4.2	Amendment No. 2 and Joinder Agreement dated November 22, 2004 among Thermadyne Industries, Inc., the other borrowers named therein, and Credit Suisse First Boston, as agent.